                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Current Report on Form 8-K/A of CheckFree Holdings Corporation of our report dated October 22, 1999, (February 15, 2000 as to Note 4), on the consolidated financial statements of MSFDC, L.L.C. and subsidiaries, a development stage company, as of July 2, 1999, and July 3, 1998, and the related consolidated statements of operations, members' capital deficiency and cash flows for the year ended July 2, 1999, and the periods from June 18, 1997 (inception) to July 3, 1998, and from June 18, 1997 (inception) to July 2, 1999, appearing in this Report.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Seattle, Washington

April 26, 2000